UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — July 18, 2017

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	(State or other jurisdiction)	(I.R.S. Employer of Incorporation Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 827-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

The description of the Second Amended and Restated Credit Agreement and Amended and Restated Security Agreement under Item 2.03 below is incorporated in this Item 1.01 by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 18, 2017, Envestnet, Inc. (“Envestnet”) and certain of its subsidiaries entered into a Second Amended and Restated Credit Agreement (the “Second Amended and Restated Credit Agreement”) with a group of banks (the “Banks”), for which Bank of Montreal is acting as administrative agent (the “Administrative Agent”).  The Second Amended and Restated Credit Agreement amends and restates the Amended and Restated Credit Agreement, dated as of November 19, 2015, as amended, among Envestnet, the guarantors party thereto, the lenders party thereto and Bank of Montreal, as administrative agent (the “Prior Credit Facility”). Pursuant to the Second Amended and Restated Credit Agreement, the Banks have agreed to provide to Envestnet revolving credit commitments in the aggregate amount of up to $350 million which amount may be increased by $50 million.  The Second Amended and Restated Credit Agreement also includes a $5 million subfacility for the issuance of letters of credit.

Obligations under the Second Amended and Restated Credit Agreement are guaranteed by substantially all of Envestnet’s U.S. subsidiaries. In accordance with the terms of the Amended and Restated Security Agreement, dated July 18, 2017 (the “Security Agreement”), among Envestnet, the Debtors party thereto and the Administrative Agent, obligations under the Second Amended and Restated Credit Agreement are secured by substantially all of Envestnet’s domestic assets and Envestnet’s pledge of 66% of the voting equity and 100% of the non-voting equity of certain of its first-tier foreign subsidiaries.  Proceeds under the Second Amended and Restated Credit Agreement may be used to finance capital expenditures, working capital, permitted acquisitions and for general corporate purposes.

Envestnet will pay interest on borrowings made under the Second Amended and Restated Credit Agreement at rates between 1.50 percent and 3.25 percent above LIBOR based on Envestnet’s total leverage ratio.  Borrowings under the Second Amended and Restated Credit Agreement are scheduled to mature on July 18, 2022.

The Second Amended and Restated Credit Agreement contains customary conditions, representations and warranties, affirmative and negative covenants, mandatory prepayment provisions and events of default. The covenants include certain financial covenants requiring Envestnet to maintain compliance with a maximum senior leverage ratio, a maximum total leverage ratio, a minimum interest coverage ratio and minimum liquidity requirement, and provisions that limit the ability of Envestnet and its subsidiaries to incur debt, make investments, sell assets, create liens, engage in transactions with affiliates, engage in mergers and acquisitions, pay dividends and other restricted payments, grant negative pledges and change their business activities.

There is no material relationship between Envestnet or any of its subsidiaries or affiliates and Bank of Montreal, other than in respect of the Second Amended and Restated Credit Agreement and certain commercial and investment banking relationships, all of which have been entered into in the ordinary course of business.

The foregoing description of the Second Amended and Restated Credit Agreement and the Amended and Restated Security Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amended and Restated Credit Agreement and the Amended and Restated Security Agreement, copies of which are attached as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits.

10.1                        Second Amended and Restated Credit Agreement, dated as of July 18, 2017, among Envestnet, Inc., the guarantors from time to time party thereto, the lenders from time to time party thereto, and Bank of Montreal, as Administrative Agent.

10.2                        Amended and Restated Security Agreement, dated as of July 18, 2017, among Envestnet, Inc., the Debtors from time to time party thereto and Bank of Montreal, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

	By:	/s/ Peter D’Arrigo
Name: Peter D’Arrigo
Title: Chief Financial Officer

Date: July 24, 2017